Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Class B Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
Methode Electronics, Inc.
at
$23.00 Net Per Share
by
MEI Investment Corp.
A Wholly Owned Subsidiary of
Dura Automotive Systems, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 4, 2003, UNLESS THE OFFER IS EXTENDED.

The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of shares of Class B Common Stock, par value $0.50 per share, with the associated preferred share purchase rights (together, the “Class B Shares”), of Methode Electronics, Inc. (the “Company”), which represents at least a majority of the total number of Class B Shares outstanding on a fully diluted basis, (ii) MEI Investment Corp. (the “Purchaser”) being satisfied, in its reasonable discretion, that the associated preferred share purchase rights are inapplicable to the Purchaser or Dura Automotive Systems, Inc., (“Parent”) as a result of the offer as described herein and (iii) the Purchaser being satisfied, in its reasonable discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Purchaser or Parent.

IMPORTANT

Any stockholder of the Company desiring to tender Class B Shares in the Offer should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Class B Shares and all other required documents to Wachovia Bank, N.A., the Depositary for the Offer, or tender such Class B Shares pursuant to the procedure for book-entry transfer set forth in “The Offer— Section 3— Book-Entry Delivery” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Class B Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Class B Shares. The associated preferred share purchase rights are currently evidenced by the certificates representing the Class B Shares, and by tendering Class B Shares, a stockholder will also tender the associated preferred share purchase rights. If the Distribution Date (as defined in “The Offer— Section 8— Preferred Share Purchase Rights”) occurs and the preferred share purchase rights thereby become separated from the Class B Shares, stockholders will be required to tender one associated preferred share purchase right for each Class B Share tendered in order to effect a valid tender of such Class B Share.

Any stockholder who desires to tender Class B Shares and whose certificates representing such Class B Shares (or, if applicable, associated preferred share purchase rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Class B Shares pursuant to the guaranteed delivery procedure set forth in “The Offer— Section 3— Guaranteed Delivery.”

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

This offer to purchase and the related letter of transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

July 8, 2003

SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
(a)(1)(I) Offer to Purchase dated July 8, 2003
(a)(1)(II) Form of Letter of Transmittal
(a)(1)(III) Form of Notice of Guaranteed Delivery
(a)(1)(IV) Form of Letter to Brokers, Dealers
(a)(1)(V) Form of Letter to Clients
(a)(1)(VI) Guidelines for Certification of Tax ID
(a)(1)(VII) Form of Summary Advertisement

SUMMARY TERM SHEET		1
INTRODUCTION		5
THE OFFER		6
1.	Terms of the Offer	6
2.	Acceptance for Payment and Payment	8
3.	Procedure for Tendering Class B Shares	9
4.	Withdrawal Rights	11
5.	Certain Tax Considerations	11
6.	Price Range of Class A Shares and Class B Shares; Dividends	12
7.	Possible Effects of the Offer on the Market for the Class B Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations	13
8.	Certain Information Concerning the Company	14
9.	Certain Information Concerning the Purchaser and Parent	17
10.	Source and Amount of Funds	19
11.	Background of the Offer	19
12.	Purpose of the Offer; Plans for the Company; Statutory Requirements; Appraisal Rights	21
13.	Dividends and Distributions	23
14.	Conditions of the Offer	23
15.	Certain Legal Matters; Regulatory Approvals	26
16.	Fees and Expenses	28
17.	Miscellaneous	28
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, THE PURCHASER AND CERTAIN AFFILIATES		S-1

i

SUMMARY TERM SHEET

      MEI Investment Corp., an indirect, wholly owned subsidiary of Dura Automotive Systems, Inc., is offering to purchase all outstanding shares of Class B Common Stock, par value $0.50 per share, of Methode Electronics, Inc. (together with the associated preferred share purchase rights) for $23.00 net per share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are some of the questions you, as a Class B stockholder of Methode, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

      Our name is MEI Investment Corp. We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding shares of Class B Common Stock of Methode Electronics, Inc. We are an indirect, wholly owned subsidiary of Dura Automotive Systems, Inc., a Delaware corporation. See “The Offer— Section 9.”

What securities are you offering to purchase?

      We are offering to purchase all of the outstanding Class B Common Stock, par value $0.50 per share, and the associated preferred share purchase rights, of Methode Electronics, Inc. We refer to one share of Methode Electronics, Inc. Class B Common Stock, together with the associated preferred share purchase right, as a “Class B Share.” We are not offering to purchase any of the outstanding shares of Class A Common Stock, par value $0.50 per share, of Methode Electronics, Inc. See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

      We are offering to pay you $23.00 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes. See “Introduction.”

Do you have the financial resources to pay for the Class B Shares?

      We will need approximately $25.5 million to purchase all Class B Shares pursuant to the offer and to pay related fees and expenses. As of March 31, 2003, Dura Automotive Systems, Inc. had cash and cash equivalents in the amount of approximately $178 million. Dura Automotive Systems, Inc. will contribute or otherwise advance funds to enable us to consummate the offer. Dura Automotive Systems, Inc. expects, based upon internally available cash, to have sufficient cash on hand at the expiration of the offer to pay the offer price for all Class B Shares in the offer. The offer is not conditioned upon any financing arrangements. See “The Offer— Section 10.”

Is your financial condition relevant to my decision to tender in the offer?

      Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the offer.

How does the offer relate to the announced plan of Methode Electronics, Inc. to commence a tender offer for the Class B Shares?

      On August 20, 2002, Methode Electronics, Inc. announced that it had entered into an agreement with the William J. McGinley Marital Trusts and certain McGinley family members to make a tender offer to purchase all of Methode Electronics, Inc. outstanding Class B Shares at a price per share of $20.00 in cash. This agreement currently provides that either Methode Electronics, Inc. or the Trusts may terminate the agreement at any time because the Company’s tender offer was not completed on or prior to May 31, 2003. Methode Electronics, Inc. has called a special meeting of Class A stockholders to be held on July 10, 2003, to consider and vote upon a proposal to approve the making of such tender offer for the Class B Shares. We believe our offer is superior to the proposed tender offer by Methode Electronics, Inc. because, among other things, our offer price provides Class B stockholders with a 15% premium over the $20.00 per share price to be offered by Methode Electronics.

What does the Board of Directors of Methode Electronics, Inc. think of the offer?

      Methode Electronics, Inc.’s Board of Directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Methode Electronics, Inc. is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

      In response to our recent public announcement of our intention to commence our offer, Methode Electronics issued a press release in which Mr. Warren Batts, Chairman of Methode Electronics, Inc.’s Special Committee was quoted as saying “I do not believe that the planned tender offer by Dura is in the best interests of Methode’s Class A stockholders.”

How long do I have to decide whether to tender in the offer?

      You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Monday, August 4, 2003. We currently expect that the offer will be extended until the principal conditions to the offer, which are described below, are satisfied. If the offer is extended, we will issue a press release announcing the extension at or before 9:00 A.M. New York City time on the next business day after the date the offer was scheduled to expire. See “The Offer— Section 1.”

      We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Class B Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Class B Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer— Section 1.”

What are the most significant conditions to the offer?

      The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of Class B Shares, which represents at least a majority of the total number of Class B Shares outstanding on a fully diluted basis, (ii) our being satisfied, in our reasonable discretion, that the associated preferred share purchase rights are inapplicable to us or our parent as a result of the offer as described herein and (iii) our being satisfied, in our reasonable discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to us or our parent. These conditions, as well as the other conditions to the offer, may be waived by us in our reasonable discretion in whole or in part at any time from time to time before the expiration date of our offer. See “The Offer— Section 14.”

How will I be notified if the offer is extended?

      If we decide to extend the offer, we will inform Wachovia Bank, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer— Section 1.”

How do I tender my Class B Shares?

      To tender Class B Shares, you must deliver the certificates representing your Class B Shares, together with a completed Letter of Transmittal and any other required documents, to Wachovia Bank, N.A., the depositary for the offer, not later than the time the offer expires. If your Class B Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Class B Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period. See “The Offer— Section 3.”

Until what time can I withdraw tendered Class B Shares?

      You can withdraw tendered Class B Shares at any time until the offer has expired, and, if we have not by September 8, 2003 agreed to accept your Class B Shares for payment, you can withdraw them at any time after such time until we accept Class B Shares for payment. You may not, however, withdraw Class B Shares tendered during a subsequent offering period, if one is included. See “The Offer— Section 4.”

How do I withdraw tendered Class B Shares?

      To withdraw Class B Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Wachovia Bank, N.A. while you have the right to withdraw the Class B Shares. See “The Offer— Section 4.”

When and how will I be paid for my tendered Class B Shares?

      Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn Class B Shares promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in “The Offer— Section 14” that are dependent upon the receipt of governmental or regulatory approvals. We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for Class B Shares until satisfaction of all conditions to the offer that are dependent upon the receipt of governmental or regulatory approvals. See “The Offer— Section 2.”

      We will pay for your validly tendered and not withdrawn Class B Shares by depositing the purchase price with Wachovia Bank, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Class B Shares will be made only after timely receipt by Wachovia Bank, N.A. of certificates for such Class B Shares (or of a confirmation of a book-entry transfer of such Class B Shares as described in “The Offer—Section 3—Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), validation of the tendered Class B Shares eligibility for transfer by Methode Electronic’s transfer agent and any other required documents for such Class B Shares. See “The Offer— Section 2.”

Will the Class B Shares not tendered in the offer be converted into the right to receive cash in a second-step merger or similar business combination?

      No. Any Class B Shares not tendered in the offer will remain outstanding following the completion of our offer. We are making this offer for the purpose of acquiring control of the Board of Directors of Methode Electronics, Inc. The certificate of incorporation of Methode Electronics, Inc. provides, among other things, that the holders of the Class B Common Stock voting as a separate class have the right to elect directors representing up to 75% of the Board of Directors. We currently intend, as soon as practicable after consummation of the offer, to seek maximum representation on the Board of Directors of Methode Electronics. We believe that such control through ownership of the Class B Shares will enable us to pursue several strategic initiatives with Methode Electronics, Inc. We do not have any current plans or proposals to seek to have the Company consummate a merger or other similar business combination with us (or one of our subsidiaries) or otherwise effect an extraordinary corporate transaction following the completion of our offer. We intend, however, to continuously evaluate the Company and our investment in the Class B Shares, and we reserve the right to change our plans and intentions. See “The Offer— Section 12— Purpose of the Offer; Plans for the Company.”

What percentage of the Methode Electronics, Inc. will MEI Investment Corp. own if all of the holders of Class B Shares elect to tender their Class B Shares?

      Assuming all of the holders of Class B Shares tendered their shares in our offer, we would own approximately 3% of the outstanding Class A Common Stock and Class B Common Stock on a combined basis. Such Class B Shares would represent approximately 23.7% of the total voting power of the common stock of Methode Electronics, Inc. and have the right to elect up to 75% of the Board of Directors.

If a majority of the Class B Shares are tendered and accepted for payment, will Methode Electronics, Inc. continue as a public company?

      Yes. Methode Electronics, Inc. currently has two classes of common stock, the Class A Common Stock and Class B Common Stock, that are listed on the Nasdaq National Market and registered under the Securities Exchange Act of 1934. Our offer is only for the Class B Shares and, as a result, the Class A Shares will continue to be listed on the Nasdaq National Market and registered under the Securities Exchange Act of 1934 following the completion of our offer. With respect to the Class B Shares, if we purchase all the tendered Class B Shares, there may be so few remaining Class B stockholders and publicly held Class B Shares that the Class B Shares will no longer be eligible to be traded on a securities exchange and there may not be a public trading market for the Class B Shares. See “The Offer— Section 7.”

If I decide not to tender, how will the offer affect my Class B Shares?

      If the offer is consummated, the number of stockholders and of Class B Shares that are still in the hands of the public may be so small that there will not be an active or liquid public trading market (or, possibly, any public trading market) for Class B Shares held by stockholders other than MEI Investment Corp., which may affect prices at which Class B Shares trade. Pursuant to the terms of Methode Electronics, Inc.’s certificate of incorporation, Class B stockholders may, however, convert their Class B Shares into Class A Shares at any time upon notice to Methode Electronics, Inc. on a share-for-share basis. As previously noted, the Class A Shares will continue to be listed on the Nasdaq National Market after completion of our offer. See “The Offer— Section 7.”

What is the market value of my Class B Shares as of a recent date?

      On July 1, 2003, the last day on which the Class B Common Stock traded before the public announcement of our intention to commence our offer, the last reported sales price of Methode Electronics, Inc. Class B Common Stock reported on the Nasdaq National Market was $19.75 per share. On July 7, 2003, the last reported sales price of the Class B Common Stock reported on the Nasdaq National Market was $22.98 per share. Please obtain a recent quotation for your Class B Shares prior to deciding whether or not to tender.

Do I have appraisal or dissenter’s rights?

      There are no appraisal or dissenter’s rights available in connection with the offer. See “The Offer— Section 12.”

What are the federal income tax consequences of participating in the offer?

      In general, your sale of Class B Shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer— Section 5.”

Who can I talk to if I have questions about the offer?

      You can call MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free) See the back cover of this Offer to Purchase.

To the Class B Stockholders of Methode Electronics, Inc.:

INTRODUCTION

      We, MEI Investment Corp. (the “Purchaser”), a Delaware corporation and an indirect, wholly owned subsidiary of Dura Automotive Systems, Inc., a Delaware corporation (“Parent”), are offering to purchase all outstanding shares of class B common stock (the “Class B Common Stock”), par value $0.50 per share, of Methode Electronics, Inc., a Delaware corporation (the “Company”), and the associated preferred share purchase rights (the “Rights” and, together with the Class B Common Stock, the “Class B Shares”), issued pursuant to the Rights Agreement, dated as of June 23, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agreement”), for $23.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Class B Shares registered in their own names and tender directly to Wachovia Bank, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Class B Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Class B Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer— Section 16.”

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the Expiration Date (as defined below) a number of Class B Shares, which represents at least a majority of the total number of Class B Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) our being satisfied, in our reasonable discretion, that the Rights are inapplicable to the Purchaser or its Parent as a result of the Offer as described herein (the “Rights Condition”) and (iii) our being satisfied, in our reasonable discretion, that the restrictions on business combinations set forth in Section 203 of the General Corporation Law of the State of Delaware (the “Delaware Law”) are inapplicable to the Purchaser or Parent (the “Section 203 Condition”).

      The Company’s certificate of incorporation provides for two classes of common stock, Class A Common Stock, par value $.50 per share (the “Class A Common Stock” or, together with the Rights, the “Class A Shares”) with one-tenth vote per share and Class B Common Stock with one vote per share. Under the Company’s certificate of incorporation, shares of Class A Common Stock voting as a separate class have the right to elect a minimum of 25% of the Company’s Board of Directors and shares of Class B Common Stock voting as a separate class have the right to elect the remaining directors, representing up to 75% of the Board of Directors, so long as there are at least 100,000 shares of Class B Common Stock outstanding. The Company’s certificate of incorporation authorizes 100,000,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock. According to the Quarterly Report on Form 10-Q of the Company, filed by the Company on March 17, 2003, with the Securities and Exchange Commission (the “SEC”), as of March 7, 2003, there were outstanding 35,098,759 shares of Class A Common Stock and 1,087,305 shares of Class B Common Stock. Parent and the Purchaser do not own any Class B Shares or other equity securities of the Company. Purchaser is not seeking to acquire any shares of Class A Common Stock in the Offer.

      On August 20, 2002, the Company announced that it had entered into an agreement with the William J. McGinley Marital Trusts (the “Trusts”) and certain McGinley family members to make a tender offer to purchase all of the Company’s outstanding Class B Shares at a price per share of $20.00 in cash. Under the agreement, the Trusts, which currently own approximately 87.5% of the outstanding Class B Shares, agreed to tender their Class B Shares in the tender offer. This agreement currently provides that either the Company or the Trusts may terminate the agreement any time because the Company’s tender offer was not completed on or prior to May 31, 2003. The Company has called a special meeting of Class A stockholders to be held on July 10, 2003, to consider and vote upon a proposal to approve the making of such tender offer for the Class B Shares. We believe the Offer is superior to the proposed tender offer by the Company because, among other things, our offer price provides Class B stockholders with a 15% premium over the $20.00 per share price to be offered by the Company.

      The purpose of the Offer is to acquire control of the Company’s Board of Directors (the “Company Board”). We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board. We believe that such control will enable us to pursue several strategic initiatives with the Company. We do not have any current plans or proposals to seek to have the Company consummate a merger or other similar business combination with us (or one of our subsidiaries) or otherwise effect an extraordinary corporate transaction following the consummation of the Offer. We intend, however, to continuously evaluate the Company and our investment in the Class B Shares, and we reserve the right to change our plans and intentions.

      The Company pays a regular cash dividend on the Class B Shares. If we acquire control of the Company Board, we do not intend to alter the Company’s existing dividend policy with respect to the Class B Shares. In connection with the settlement of certain litigation brought by a Class A stockholder relating to the Company’s proposed tender offer, the Company has agreed to declare a special dividend of $0.04 per Class A Share to the Class A stockholders if the Company tender offer is completed. If we consummate the Offer, we intend to instruct our representatives on the Company Board, subject to the proper exercise of their fiduciary duties, to support a special dividend to the holders of the Company’s Class A Common Stock in an amount of not less than $0.04 per share.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Class B Shares that are validly tendered before the Expiration Date and not withdrawn. “Expiration Date” means 12:00 Midnight, New York City time, on Monday, August 4, 2003, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

      The Offer is subject to the conditions set forth in “The Offer— Section 14”, which include, among other things, satisfaction of the Minimum Tender Condition, the Rights Condition and the Section 203 Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Class B Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer— Section 4”, retain all such Class B Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Class B Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or the payment for Class B Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

      Subject to any applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Class B Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Class B stockholder to withdraw Class B Shares.

      Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in “The Offer— Section 14” has not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Class B Shares tendered promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for tendered Class B Shares, whether or not the Purchaser exercises its right to extend the offer.

      As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Class B Common Stock you are automatically tendering a similar number of Rights. If, however, the Rights detach and separate certificates evidencing the Rights are issued, tendering stockholders will be required to deliver Rights certificates with the Class B Common Stock.

      If we decrease the percentage of Class B Shares being sought or increase or decrease the consideration to be paid for Class B Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

      If we extend the Offer, are delayed in accepting for payment or paying for Class B Shares or are unable to accept for payment or pay for Class B Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Class B Shares tendered, and such Class B Shares may not be withdrawn except as provided in “The Offer—Section 4.” Our reservation of the right to delay acceptance for payment of or payment for Class B Shares is subject to applicable law, which requires that we pay the consideration offered or return the Class B Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

      Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

      After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Class B Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all securities validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Class B Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Class B Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Class B Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Class B Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Class B Shares in the Offer or in a Subsequent Offering Period, if one is included.

      We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

      A request is being made to the Company for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Class B Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Class B Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Class B Shares.

2.     Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Class B Shares validly tendered before the Expiration Date and not withdrawn promptly after the later of the Expiration Date and the satisfaction or waiver of all conditions set forth in “The Offer—Section 14” that are dependent upon the receipt of governmental or regulatory approvals. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Class B Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental or regulatory approvals. For a description of our right to terminate the Offer and not accept for payment or pay for Class B Shares or to delay acceptance for payment or payment for Class B Shares, see “The Offer—Section 14.” If we increase the consideration to be paid for Class B Shares pursuant to the Offer, we will pay such increased consideration for all Class B Shares purchased pursuant to the Offer.

      We will pay for Class B Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Class B Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Class B Shares (or a confirmation of a book-entry transfer of such Class B Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3”)) and, if the Distribution Date (as defined below) occurs, certificates for Rights (or a confirmation of book-entry transfer, if available, of such Rights into the Depositary’s account at the Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), (iii) validation of the tendered Class B Shares eligibility for transfer by the Company’s transfer agent and (iv) any other required documents. For a description of the procedure for tendering Class B Shares pursuant to the Offer, see “The Offer—Section 3.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Class B Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Class B Shares pursuant to the Offer, regardless of any delay in making such payment.

      For purposes of the Offer, we shall be deemed to have accepted for payment tendered Class B Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

      We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Class B Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Class B Shares validly tendered and accepted for payment.

      If any tendered Class B Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Class B Shares than are tendered, certificates for such unpurchased or untendered Class B Shares will be returned (or, in the case of Class B Shares tendered by book-entry transfer, such Class B Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3.     Procedure for Tendering Class B Shares

      Valid Tender of Class B Shares. To tender Class B Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Class B Shares (including, if the Distribution Date occurs, certificates for the Rights) to be tendered or delivery of such Class B Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

      The method of delivery of Class B Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Class B Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

      The tender of Class B Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Class B Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Class B Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Class B Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Class B Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Class B Shares, upon the terms and subject to the conditions of the Offer.

      Book-Entry Delivery. The Depositary will establish an account with respect to the Class B Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Class B Shares by causing the Book-Entry Transfer Facility to transfer such Class B Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Class B Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

      “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Class B Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

      Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless such Class B Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

      Guaranteed Delivery. If you wish to tender Class B Shares pursuant to the Offer and cannot deliver such Class B Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Class B Shares if all of the following conditions are met:

      (i) such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

      (iii) the certificates for such Class B Shares (or a confirmation of a book-entry transfer of such Class B Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq National Market (“Nasdaq”) trading days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

      Backup Withholding. Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

      Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Class B Shares tendered and accepted for payment by us (and any and all other Class B Shares or other securities issued or issuable in respect of such Class B Shares on or after July 3, 2003). All such proxies are irrevocable and coupled with an interest in the tendered Class B Shares. Such appointment is effective only upon our acceptance for payment of such Class B Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Class B Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders. We reserve the right to require that, in order for Class B Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Class B Shares, we or our designee must be able to exercise full voting rights with respect to such Class B Shares and other securities (including voting at any meeting of stockholders).

      The foregoing proxies are effective only upon acceptance for payment of Class B Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Class B Shares, for any meeting of the Company’s stockholders.

      Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Class B Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Class B Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Class B Shares. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

4.     Withdrawal Rights. You may withdraw tenders of Class B Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 8, 2003, unless such Class B Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Class B Shares or are unable to accept for payment or pay for Class B Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Class B Shares tendered, and such Class B Shares may not be withdrawn except as otherwise provided in this Section 4.

      For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Class B Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Class B Shares to be withdrawn, the number of Class B Shares to be withdrawn and the name of the registered holder of Class B Shares, if different from that of the person who tendered such Class B Shares. If the Class B Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Class B Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Class B Shares. In addition, such notice must specify, in the case of Class B Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Class B Shares to be withdrawn or, in the case of Class B Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Class B Shares. Withdrawals may not be rescinded, and Class B Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Class B Shares may be retendered by again following one of the procedures described in “The Offer—Section 3” at any time before the Expiration Date.

      If we include a Subsequent Offering Period (as described in more detail in “The Offer— Section 1”) following the Offer, no withdrawal rights will apply to Class B Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Class B Shares previously tendered in the Offer and accepted for payment.

      We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.     Certain Tax Considerations. The U.S. federal income tax discussion set forth below is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Offer, including the effects of applicable state, local and other tax laws. The following discussion assumes that the Rights continue to be attached to the Class B Common Stock and no Distribution Date occurs. The following discussion may not apply to certain Class B stockholders. For example, the following discussion may not apply to you if you acquired your Class B Shares pursuant to the exercise of stock options or other compensation arrangements with the Company, you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

      Your sale of Class B Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you tender Class B Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Class B Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if you hold the Class B Shares as capital assets and will be long-term gain or loss if your holding period for the Class B Shares is more than one year as of the date of the sale of such Class B Shares.

      A stockholder whose Class B Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “The Offer— Section 3— Backup Withholding.”

      The foregoing discussion may not be applicable with respect to Class B Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Class B Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Class B Shares in light of individual circumstances. Class B stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer.

6.     Price Range of Class A Shares and Class B Shares; Dividends. The Class A Shares and Class B Shares are listed and principally traded on Nasdaq under the symbols “METHA” and “METHB,” respectively. The following table sets forth for the periods indicated the high and low sales prices per share on Nasdaq as reported in published financial sources. Information with respect to the Class A Common Stock is set forth below because the Class B Common Stock is convertible into shares of Class A Common Stock at the option of the holder thereof at any time on a share-for-share basis. The information set forth below in the next paragraph and table was obtained from the definitive proxy statement filed by the Company with the SEC on June 10, 2003. None of Parent, the Purchaser, the Information Agent or the Depositary can take any responsibility for the accuracy or completeness of the information contained in such document.

      As of April 30, 2001, the Company effected the spin-off of Stratos Lightwave, Inc. (“Stratos”) by distributing 1.5113 shares of Stratos to each stockholder of Class A Common Stock and Class B Common Stock. To increase comparability of the market price information presented, the fiscal year ended April 30, 2001 amounts have been adjusted to exclude an estimate of the impact of the market value of the Stratos stock. This estimate was based on the ratio of the market value of the Class A Common Stock or Class B Common Stock at the opening of trading immediately following the spin-off to the sum of (a) the market value of the Class A Common Stock or Class B Common Stock plus (b) the market value of 1.5113 shares of Stratos at that time. This ratio was applied to the historical high and low stock prices for Class A Common Stock and Class B Common Stock to estimate the adjusted value of the Company stock excluding Stratos.

	Class A		Class B
	Stock Price		Stock Price

	High	Low	High	Low

Fiscal Year Ending April 30, 2004
First Quarter (through June 2, 2003)	$11.35	$9.03	$20.49	$19.25
Fiscal Year Ended April 30, 2003
First Quarter	$12.86	$7.75	$13.25	$8.25
Second Quarter	$10.80	$6.25	$19.44	$8.50
Third Quarter	$11.27	$8.00	$19.27	$18.06
Fourth Quarter	$10.98	$8.25	$20.75	$18.50
Fiscal Year Ended April 30, 2002
First Quarter	$9.50	$5.56	$13.70	$6.75
Second Quarter	$9.69	$6.29	$10.10	$6.01
Third Quarter	$9.79	$6.81	$10.25	$7.00
Fourth Quarter	$12.81	$8.16	$12.70	$9.09

      On August 20, 2002, the last day on which the Class A Common Stock traded before the public announcement of the proposed tender offer of the Class B Shares by the Company, the closing price of the Class A Common Stock as reported on the Nasdaq National Market was $9.05. On August 14, 2002, the last day on which the Class B Common Stock traded before the public announcement of the proposed tender offer by the Company of the Class B Shares, the closing price of the Class B Common Stock as reported on the Nasdaq National Market was $8.50.

      On July 2, 2003, the last day on which the Class A Common Stock traded before the public announcement of our intention to commence the Offer, the last reported sales price of the Class A Common Stock as reported on the Nasdaq National Market was $11.23 per share. On July 1, 2003, the last day on which the Class B Common Stock traded before the public announcement of our intention to commence the Offer, the last reported sales price of the Class B Common Stock as reported on the Nasdaq National Market was $19.75 per share. On July 7, 2003, the last reported sales price of the Class B Common Stock reported on the Nasdaq National Market was $22.98 per share. Please obtain a recent quotation for your Class B Shares prior to deciding whether or not to tender.

      The Company pays dividends quarterly and for fiscal years 2003, 2002, and 2001, quarterly dividends were paid at an annual rate of $0.20 on shares of both the Class A and Class B Common Stock. On March 11, 2003, the Company Board declared a dividend of $0.05 per share of Class A Common Stock and Class B Common Stock, payable on April 30, 2003, to holders of record on April 15, 2003.

      If we acquire control of the Company Board, we do not intend to alter the Company’s policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and financial conditions. In connection with the settlement of certain litigation brought by a Class A stockholder relating to the Company’s proposed tender offer, the Company has agreed to declare a special dividend of $0.04 per Class A Share to the Class A stockholders if the Company tender offer is completed. If we consummate the Offer, we intend to instruct our representatives on the Company Board, subject to the exercise of their fiduciary duties, to support a special dividend to the holders of the Company’s Class A Common Stock in an amount not less than $0.04 per share.

7.     Possible Effects of the Offer on the Market for the Class B Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations

      Possible Effects of the Offer on the Market for the Class B Shares. If the Offer is consummated, the number of stockholders and of Class B Shares that are still in the hands of the public may be so small that there will not be an active or liquid public trading market (or possibly any public trading market) for Class B Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Class B Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Class B Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

      Stock Exchange Listing. Depending upon the number of Class B Shares purchased pursuant to the Offer, the Class B Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Class B Shares pursuant to the Offer, the Class B Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Class B Shares could be adversely affected. According to Nasdaq’s published guidelines, the Class B Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of publicly-held Class B Shares were less than 750,000, the aggregate market value of the publicly-held Class B Shares were less than $5,000,000 or there were fewer than two market makers for the Class B Shares. If, as a result of the purchase of the Class B Shares pursuant to the Offer, the Class B Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Class B Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Class B Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Class B Shares at such time, the interest in maintaining a market in the Class B Shares on the part of securities firms, the possible termination of registration of the Class B Shares under the Exchange Act and other factors.

      The Class A Shares will continue to be listed on Nasdaq after completion of the Offer. The Class B Shares are convertible at the option of the holder thereof at any time into the Class A Shares on a share-for-share basis.

      Registration of Class B Shares under the Exchange Act. The Class B Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Class B Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Class B Shares under the Exchange Act would make certain of the provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Class B Shares. If registration of the Class B Shares under the Exchange Act were terminated, the Class B Shares would no longer be “margin securities” or eligible for listing or Nasdaq reporting. We intend to seek to cause the Company to terminate registration of the Class B Shares under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration of the Class B Shares are met. The Class A Shares are also currently registered under the Exchange Act and will continue to be so registered following the completion of the Offer. As a result, termination of the Exchange Act registration of the Class B Shares will not affect our obligation to file annual and quarterly reports and special reports, and other information with the SEC pursuant to the Exchange Act’s reporting requirements.

      Margin Regulations. The Class B Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Class B Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Class B Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent or the Depositary.

      According to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2002 (the “Company 10-K”), the Company was incorporated in the State of Illinois in 1946 and reincorporated in the State of Delaware in 1966. The principal executive offices of the Company are located at 7401 West Wilson Avenue, Chicago, Illinois 60706 and its telephone number is (708) 867-6777. According to the Company 10-K, the Company manufactures component devices worldwide for Original Equipment Manufacturers (“OEMs”) of automobiles, information processing and networking equipment, voice and data communication systems, consumer electronics, aerospace vehicles and industrial equipment. Products employ electrical, electronic and optical technologies as sensors, interconnections and controls. The business is managed on a technology product basis, with those technology segments being Electronic, Optical and Other. The business units whose results are identified in the Electronic segment principally employ electronic processes to control and convey signals. The business units whose results are identified in the Optical segment principally employ light to control and convey signals. The Other segment includes a manufacturer of current-carrying bus devices, independent laboratories that provide services for qualification testing and certification of electronic and optical components, and, for fiscal 2000 and prior, manufacturers of multi-layer printed circuit boards. The Company exited the manufacture of printed circuitry in September 1999.

      A majority of the Optical segment was transferred to the Company’s newly formed subsidiary, Stratos Lightwave, Inc., effective May 28, 2000. On June 26, 2000, Stratos issued shares of common stock in an initial public offering. After the initial public offering, the Company owned 84.3% of Stratos’ common stock. Effective as of the close of business on April 28, 2001, the Company distributed all of its remaining interest in Stratos through a stock dividend to its stockholders of record as of the close of business on April 5, 2001. This distribution was made in the amount of 1.5113 shares of Stratos common stock for each share of Methode Class A and Class B Common Stock.

      Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov. The Company will continue to be subject to the informational requirements of the Exchange Act following the consummation of the Offer.

      Preferred Share Purchase Rights. The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is filed as Exhibit 1.1 to the Company’s registration statement on Form 8-A12G/ A filed with the SEC on July 7, 2000.

      On June 23, 2000, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Class A Common Stock and Class B Common Stock (collectively, the “Common Shares”) of the Company. The dividend was payable on June 30, 2000 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock, par value $100.00 per share (the “Preferred Shares”), of the Company, at a price of $400.00 per one ten-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

      Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the Common Shares of the Company then outstanding, or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

      The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date or upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of a Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the Close of Business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

      The Rights are not exercisable until the Distribution Date. The Rights will expire on June 30, 2010 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

      The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above) or (iv) upon the distribution of shares of stock of any subsidiary of the Company to the holders of the outstanding Common Shares.

      The number of outstanding Rights and the number of one ten-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

      Preferred Shares purchasable upon exercise of the Rights will not be redeemable. The holders of Preferred Shares shall be entitled to receive when as and if declared by the Company’s Board of Directors out of funds legally available for the purpose, a quarterly dividend payment in an amount per share, subject to adjustment, equal to 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Class A Common Shares, declared on the Class A Common Shares. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive an aggregate amount per share, subject to adjustment, equal to 10,000 times the aggregate payment made per Class A Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 10,000 times the amount received per Class A Common Share. These rights are protected by customary antidilution provisions.

      Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one ten-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Class A Common Share.

      From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the Rights evidenced by this Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date (as such term is defined in the Rights Agreement) acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall become null and void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

      In the event that, at any time after a Person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any Person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of Class A Common Shares having a market value of two times the exercise price of the Right. If the Company does not have sufficient Class A Common Shares to satisfy such obligation to issue Class A Common Shares, or if the Company’s Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Class A Common Shares issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following the date a person becomes an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Class A Common Shares (to the extent available) and cash equal in value to the difference between the value of the Class A Common Shares otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Company’s Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Class A Common Shares to permit the issuance of Class A Common Shares upon the exercise in full of the Rights.

      At any time after any Person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Person or group which have become null and void), in whole or in part, at an exchange ratio of one Class A Common Share per Right (subject to adjustment).

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one ten-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

      At any time prior to the time any Person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company’s Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any Person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

      The Purchaser and Parent believe that the Offer will not result in either the Purchaser or Parent becoming an Acquiring Person as such term is defined under the Rights Agreement because the Offer is for less than 15% of the Common Shares of the Company currently outstanding. The Purchaser and Parent believe that, under applicable law, the Company Board has a fiduciary obligation not to amend the Rights Agreement to make the Rights applicable to Parent or the Purchaser as a result of the Offer or adopt a new rights agreement that would be applicable to the Purchaser or Parent as a result of the Offer. There can be no assurance that the Company Board will not attempt to amend the Rights Agreement to make the Rights applicable to the Offer or attempt to adopt a new rights agreement that would be applicable to the Purchaser or Parent as a result of the Offer.

      The Offer is subject to the satisfaction of the Rights Condition, which will be satisfied if, prior to acceptance for payment of the Class B Shares pursuant to the Offer, the Company Board does not amend the Rights Agreement to make the Rights applicable to Parent or the Purchaser as a result of the Offer. We reserve the right to waive the Rights Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances.

9.     Certain Information Concerning the Purchaser and Parent. We are a Delaware corporation incorporated on July 3, 2003, with principal executive offices at 2791 Research Drive, Rochester Hills, Michigan 48309. The telephone number of our principal executive offices is (248) 299-7500. To date, we have engaged in no activities other than those incident to our formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of Parent.

      Parent is a Delaware corporation incorporated on November 13, 1990, with principal executive offices at 2791 Research Drive, Rochester Hills, Michigan 48309. The telephone number of Parent’s principal executive offices is (248) 299-7500. Parent and its subsidiaries (collectively referred to as “Dura”) is the world’s largest independent designer and manufacturer of driver control systems for the global automotive industry. Dura is also a leading global supplier of seating control systems, engineered assemblies, structural door modules and integrated glass systems. Dura sells its products to every major North American, Japanese and European automotive original equipment manufacturer (“OEM”). Dura has 57 manufacturing and product development facilities located in the United States, Brazil, Canada, Czech Republic, France, Germany, Mexico, Portugal, Slovakia, Spain and the United Kingdom. Dura also has a presence in Japan, India and China through alliances, joint ventures or technical licenses.

      Over the past ten years, the automotive components supply industry has undergone significant consolidation and globalization as OEMs reduced their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs’ criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are seeking suppliers capable of providing complete systems and modules rather than suppliers who only provide separate component parts. In addition, they require suppliers to have the capability to design and manufacture their products in multiple geographic markets.

      In response to these trends, over the past several years Dura has pursued a disciplined acquisition strategy that has provided a wider variety of product, manufacturing and technical capabilities. Dura has broadened its geographic coverage and strengthened its ability to supply products on a global basis. As a full-service supplier with strong OEM relationships, Dura expects to continue to benefit from the supply base consolidation trends.

      Approximately 67 percent of Dura’s 2002 revenues were generated from sales to OEMs manufacturing vehicles in North America, with its major customers being Ford, GM, Daimler Chrysler, Toyota, Honda, Nissan/ Renault and Fleetwood. Dura manufactures products for many of the most popular car, light truck, sport utility vehicles and recreation vehicles sold in North America including: the Ford F-Series pickup, Explorer SUV and Taurus, the GM Silverado/ Sierra pickup, Trailblazer and Cavalier, the Dodge Ram pickup, the Toyota Camry, and the Honda Accord and Civic. Approximately 32 percent of Dura’s 2002 revenues were generated from sales to OEMs manufacturing vehicles in Europe, including Volkswagen, Mercedes, PSA (Peugeot and Citroen), BMW and Renault. Dura is generally the sole supplier of the parts it sells to OEMs and will continue to supply parts for the life of the model, which usually ranges from three to seven years.

      Dura currently purchases electronic components from the Company for use in certain of its products. The total amount paid to the Company by Dura during 2002 was approximately $1.15 million. Dura did not purchase any such components from the Company in 2001. In connection with such supplier relationship, operating personnel from Dura have from time to time reviewed the operations of the Company and met with Company personnel.

      The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent, the Purchaser and certain of our affiliates and certain other information are set forth on Schedule I hereto.

      Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Class B Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Class B Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      Additional Information. Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in “The Offer— Section 8.”

10.     Source and Amount of Funds. We will need approximately $25.5 million to purchase all Class B Shares pursuant to the Offer and to pay related fees and expenses. As of March 31, 2003, Parent had cash and cash equivalents in the amount of approximately $178 million. Parent will contribute or otherwise advance funds to enable the Purchaser to consummate the Offer. Parent expects, based upon internally available cash, to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Class B Shares in the Offer. The Offer is not conditioned upon any financing arrangements.

11.     Background of the Offer. As part of the continuous evaluation of its businesses and plans, Parent regularly considers a variety of strategic options and transactions. In recent years, as part of this process, Parent has evaluated various alternatives for expanding its competencies in electronic technologies that are utilized in its products. Parent believes that it is important to continue to expand its capabilities to manufacture electro-mechanical components in order to strengthen its competitive position with respect to certain products. Parent is interested in the Company’s electronics expertise in the areas of switches, sensors, electronic throttle controls, electronic controls units and drive-by-wire technologies.

      On August 20, 2002, the Company publicly announced that it had entered into an agreement with the Trusts and certain McGinley family members to make a tender offer to purchase all of the Company’s outstanding shares of Class B Common Stock at a price per share of $20.00 in cash. Under the agreement, the Trusts, which own approximately 85.7% of the outstanding Class B Shares, agreed to tender their Class B Shares in the tender offer.

      On September 20, 2002, the Company publicly disclosed that it was served with a complaint filed in the Court of Chancery of the State of Delaware naming the Company and all of its directors as defendants, seeking injunctive and other equitable relief with respect to a proposed tender offer to purchase all of the Company’s outstanding shares of Class B Common Stock.

      On December 26, 2002, the Company and the Trusts executed an amendment to the original agreement to provide that the Company would call a special meeting of its Class A stockholders for the purpose of obtaining their approval of the proposed tender offer. The amendment also extended the date after which the original agreement was terminable by either the Company or the Trusts in event the Company tender offer was not completed from March 31, 2003 to May 31, 2003.

      On March 17, 2003, the Company announced it has signed a memorandum of understanding with the plaintiff in the Class A stockholder lawsuit relating to the proposed tender offer by the Company to purchase all of the outstanding shares of its Class B Common Stock at a price of $20.00 per share. Pursuant to the terms of the memorandum of understanding, the Company agreed, among other things, to only proceed with the proposed tender offer if it is approved by a majority of the shares of its Class A Common Stock present in person or by proxy at a special meeting (excluding shares held by the McGinley family members and their affiliates) and if the tender offer is consummated, to declare a special dividend of $0.04 per Class A share to the Class A stockholders within 60 days.

      In May 2003, Parent attempted to arrange a meeting with the Trusts to discuss Parent’s interest in acquiring their Class B Shares. Parent was informed that the Trusts were prohibited from speaking to Parent under the terms of its agreement with the Company. This agreement can be terminated at any time by either the Company or the Trusts because the Company’s tender offer was not completed on or prior to May 31, 2003.

      On June 10, 2003, the Company filed a definitive proxy statement with the SEC for the purpose of soliciting proxies in connection with a special meeting of eligible Class A stockholders to be held on July 10, 2003, for the purpose of considering a proposal to approve the making of the proposed tender offer by the Company for the Class B Common Stock.

      On July 2, 2003, Parent’s Chief Executive Officer contacted the Company’s President for the purpose of informing him of Parent’s interest in acquiring the Class B Shares. This contact did not lead to any substantive discussions between the parties. In addition, Parent’s Chief Financial Officer attempted to contact the members of the Company Board that comprise the special committee that considered and approved the proposed Company tender offer. Such attempts were unsuccessful.

      On July 3, 2003, Parent issued the following press release:

DURA AUTOMOTIVE TO COMMENCE TENDER OFFER TO ACQUIRE ALL CLASS B

COMMON STOCK OF METHODE ELECTRONICS FOR $23 PER SHARE

ROCHESTER HILLS, Mich., July 3 – DURA Automotive Systems, Inc. (Nasdaq: DRRA), announced today that it plans to commence a tender offer for all of the outstanding Class B Common Stock of Methode Electronics, Inc. (Nasdaq: METHB) at a price of $23.00 per share in cash. As of June 5, 2003, there were 1,087,305 shares of Class B Common Stock outstanding. Methode’s Class A Common Stock will not be subject to the tender offer.

The tender offer will be subject to customary conditions, including a majority of Methode Electronic’s Class B shares on a fully diluted basis being tendered and not withdrawn and the holders of Class B Common Stock continuing to have the right to elect directors representing up to approximately 75 percent of Methode’s board of directors. The offer will not be subject to due diligence or financing.

Methode is a key electronics supplier to the automotive industry. DURA is interested in Methode’s expertise in the areas of switches, sensors, electronic throttle controls, electronic control units and drive-by-wire technologies. DURA currently uses one or more of these devices on its parking brakes, pedals, power tire carriers, window regulators, seats and shifter systems.

“DURA has been very interested in Methode’s expertise in electronics over the years, however, the Class B shareholders’ control of the company has limited DURA’s investment opportunities,” said Larry Denton, president and chief executive officer of DURA Automotive. “With the recent disclosure that the Class B shareholders are interested in selling their shares, we have increased our focus on investing in Methode. We believe a strategic investment in Methode will strengthen DURA’s current and future product offerings by teaming with an experienced and well-respected electronics development staff. In addition, this partnership offers exciting growth opportunities for Methode through DURA’s extensive product offerings and customer base.”

      Shortly thereafter, the Company issued the following press release:

METHODE ELECTRONICS, INC. RESPONDS TO DURA AUTOMOTIVE’S ANNOUNCEMENT OF A PLANNED UNSOLICITED TENDER OFFER FOR ITS CLASS B SHARES

CHICAGO, July 3, 2003 – Methode Electronics, Inc. (Nasdaq: METHA) today announced that its Board of Directors will meet to evaluate and respond to Dura Automotive’s (Nasdaq: DRRA) announcement of its planned unsolicited cash tender offer for Methode’s outstanding Class B stock.

In the interim, Methode Electronics urges its Class B stockholders to defer making a determination whether to accept or reject any possible offer by Dura until the Board has met and issued its recommendation.

Warren Batts, Chairman of Methode’s Special Committee and a Class A Director of the Company said, “I do not believe that the planned tender offer by Dura is in the best interests of Methode’s Class A stockholders.”

There are currently 35.1 million shares of Class A stock outstanding and 1.1 million shares of Class B. Under the current corporate structure, the Class B stockholders control 75% of Methode’s board of directors. The market capitalization of Dura Automotive’s publicly traded common stock is approximately $164 million and Methode’s is approximately $416 million. Methode will advise stockholders of its position regarding this planned offer and state its reasons for such position as soon as feasible.

Methode Electronics is currently soliciting proxies to receive authorization from its Class A stockholders to acquire its Class B shares of stock. A special meeting is set for July 10, 2003 in that matter.

      On July 8, 2003, Purchaser commenced the Offer. In connection therewith, Parent delivered the following letter to the Board of Directors of the Company:

July 8, 2003

Board of Directors
Methode Electronics, Inc.
7401 West Wilson Avenue
Chicago, Illinois 60706

Members of the Board:

Dura Automotive Systems, Inc. today commenced an offer to purchase all of the shares of Class B Common Stock of Methode Electronics, Inc. for a price of $23.00 net per share in cash. Our offer represents a 15% premium over the per share price to be offered by Methode Electronics and does not require Methode Electronics to expend any funds. If we consummate our offer, we intend to exercise our rights as a Class B stockholder to elect the maximum number of directors to Methode Board of Directors. We further intend to instruct our representatives on the Methode Board of Directors, subject to the proper exercise of their fiduciary duties, to support a special dividend to the holders of Methode’s Class A Common Stock in amount not less than $0.04 per share. Our offer is further described in the attached Offer to Purchase.

We are hereby requesting that the Methode Board of Directors take all actions necessary to facilitate our offer, including approving our offer, recommending it to Methode’s Class B stockholders and taking any action necessary to render Section 203 of the Delaware General Corporation Law inapplicable to it.

We are prepared to meet with you at your convenience to discuss our offer. I look forward to hearing from you.

Sincerely,

/s/ SCOTT D. RUED
Chairman of the Board

12.     Purpose of the Offer; Plans for the Company; Statutory Requirements; Appraisal Rights.

      Purpose of the Offer; Plans for the Company. The purpose of the Offer is to acquire control of the Company Board. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board. We believe that such control will enable us to pursue several strategic initiatives with the Company. We do not have any current plans or proposals to seek to have the Company consummate a merger or other business combination with us (or one of our subsidiaries) or otherwise effect an extraordinary corporate transaction following the consummation of the Offer. We intend, however, to continuously evaluate the Company and our investment in the Class B Shares, and we reserve the right to change our plans and intentions.

      If we acquire Class B Shares pursuant to the Offer and depending upon the number of Class B Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Class B Shares or Class A Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Class B Shares or Class A Shares that we have acquired or may acquire. We currently do not have any plans or proposals to acquire or dispose of additional Class B Shares or Class A Shares.

      We intend, promptly after the consummation of the Offer, to request that some or all of the current Class B designees serving on the Company Board to resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to promptly elect our designees to the Company Board.

      In connection with our consideration of the Offer, we believe, based on available information, that our investment in the Company will strengthen Parent’s current and future product offerings by providing it access to the Company’s experienced and well-respected electronics development staff. Parent currently uses many devices similar to those manufactured by the Company in its parking brakes, pedals, power tire carriers, window regulators, seats and shifter systems. We do believe that a strategic partnership with the Company will provide opportunities for the Company to expand its customer base and geographic reach, strengthen its existing supply relationship with us and accelerate the Company’s product development efforts with respect to sensors, electronic throttle controls and electronic control units. In addition, as compared to the proposed tender offer by the Company, our investment in the Company will improve the Company’s liquidity position by not requiring the expenditure of any funds by the Company to purchase the Class B Shares.

      Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

      Statutory Requirements. In general, Section 203 of Delaware Law prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. A “business combination” is defined to include a merger, consolidation or similar type of transaction and the receipt by the interested stockholder of the benefits directly or indirectly (except proportionally as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Delaware corporation.

      The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

      The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other circumstances, prior to the acceptance for payment of Class B Shares pursuant to the Offer, the Company Board approves the Offer. We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Class B Shares pursuant to the Offer or otherwise and Section 203 is applicable, we will be limited in our ability to engage in a “business combination” with the Company. We believe we would be able to engage in a “business combination” if (i) such “business combination” is approved by the Company Board and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% in voting power of the outstanding Common Shares not owned by us or our affiliates and associates; or (ii) such “business combination” occurs after the expiration of three years following the date we became an interested stockholder.

      We have delivered to the Company a letter requesting, among other things, that the Company Board approve the Offer and take any other action necessary to render Section 203 inapplicable to Parent or the Purchaser. There can be no assurance that the Company Board will grant such approval or take such other action.

      Appraisal Rights. You do not have appraisal rights in connection with the Offer.

13.     Dividends and Distributions. If, on or after July 3, 2003, the Company should split, combine or otherwise change the Class B Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Class B Shares or issue or sell any additional Class B Shares (other than Class B Shares issued pursuant to and in accordance with the terms in effect on July 3, 2003, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer— Section 14”, we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

      If, on or after July 3, 2003, the Company should declare or pay any dividend on the Class B Shares or any distribution with respect to the Class B Shares (including the issuance of additional Class B Shares or other securities or rights to purchase of any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company’s stock transfer records of the Class B Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer— Section 14”, (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

14.     Conditions of the Offer. Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Class B Shares promptly after termination or expiration of the Offer), pay for any Class B Shares, and may terminate or amend the Offer, if before the Expiration Date, the Minimum Tender Condition, the Rights Condition or the Section 203 Condition shall not have been satisfied, or if, at any time on or after July 3, 2003, and before the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental approvals), any of the following conditions exist:

           (i)     there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign, or supranational, before any court or governmental authority or agency, domestic, foreign or supranational,

                (a)     challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Class B Shares by us or any of our subsidiaries or affiliates,

                (b)     seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer,

                (c)     seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of the Company or any of our and the Company’s respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or affiliates,

                (d)     seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Class B Shares, including, without limitation, the right to vote any Class B Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company’s stockholders (including the rights of the existing holders of the Class B Shares voting as a separate class to elect directors under the Company’s certificate of incorporation),

                (e)     seeking to require divestiture by us or any of our subsidiaries or affiliates of any Class B Shares,

                (f)     seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer,

                (g)     adversely affecting our ability to pay the offer price for all of Class B Shares in the Offer or

                (h)     that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Class B Shares to us or any of our subsidiaries or affiliates (including, but not limited to, the rights of the existing holders of the Class B Shares under the Company’s certificate of incorporation); or

           (ii)     any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for the Class B Shares, by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of July 3, 2003), to the Offer that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (i) above; or

           (iii)     any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its affiliates that, in our reasonable judgment, is or may be materially adverse to the Company or any of its affiliates, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Class B Shares to us or any of our subsidiaries or any of our affiliates (including, but not limited to, the rights of the existing holders of the Class B Shares under the Company’s certificate of incorporation); or

           (iv)     there occurs and continues to exist: (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (d) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (e) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

           (v)     the Company or any of its subsidiaries has

                (a)     split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Class B Shares, shares of any other class or series of capital stock or its capitalization,

                (b)     acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Class B Shares, shares of any other class or series of capital stock or other securities,

                (c)     issued or sold, or authorized or proposed the issuance or sale of, any additional Class B Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares pursuant to and in accordance with the terms in effect on July 3, 2003, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock,

                (d)     permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company,

                (e)     declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company (other than the special dividend to the holders of the Class A Shares in the amount of $0.04 per share),

                (f)     altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business,

                (g)     authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business,

                (h)     authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Class B Shares to us or any of our subsidiaries or any of our affiliates (including, but not limited to, the rights of the existing holders of Class B Shares under the Company’s certificate of incorporation),

                (i)     entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer or the acceptance for payment of or payment for some of or all the Class B Shares by us,

                (j)     except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced or

                (k)     amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or the Rights Agreement or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or the Rights Agreement which has not been previously disclosed; or

           (vi)     we become aware (a) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Class B Shares to us or any of our affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer or the acceptance for payment of or payment for some or all of the Class B Shares); or

           (vii)     the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Class B Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; which, in Parent’s or the Purchaser’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment of or payment for the Class B Shares.

      The foregoing conditions are for the sole benefit of Parent, the Purchaser and their affiliates and may be asserted by us or Parent in our reasonable discretion regardless of the circumstances (including any action or omission by Parent or us) giving rise to any such conditions or may be waived by us in our reasonable discretion in whole or in part at any time or from time to time before the Expiration Date or, with respect to the conditions set forth in paragraphs (i) and (ii) above, before payment for any Class B Shares pursuant to the Offer. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time before the Expiration Date or the payment date, as applicable. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

15.     Certain Legal Matters; Regulatory Approvals

      General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Class B Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Class B Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. There is, however, no current intent to delay the purchase of Class B Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Class B Shares thereunder. Our obligation under the Offer to accept for payment and pay for Class B Shares is subject to the conditions set forth in “The Offer— Section 14.”

      State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

      In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting Class B Shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

      If any government official or third party seeks to apply any state takeover law to the Offer, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Class B Shares, and we may be unable to accept for payment or pay for Class B Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any tendered Class B Shares. See “The Offer— Section 14.”

      Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We have concluded that the purchase of Class B Shares pursuant to the Offer is not subject to such requirements and, as a result, believe the Offer can be consummated in compliance with federal and state antitrust laws.

      Other. Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Class B Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Class B Shares. See “The Offer— Section 14.”

      We do not have any current plans to seek to have the Company consummate a merger or other similar business combination with us (or one of our subsidiaries) or otherwise effect an extraordinary corporate transaction. If our intentions change, any merger or other similar business combination that we propose would have to comply with any applicable U.S. federal law. In particular, if such merger or other business combination resulted in all or substantially all of the holders of Class A Shares receiving cash for their Class A Shares, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16.     Fees and Expenses. We have retained MacKenzie Partners, Inc. to act as the information agent and Wachovia Bank, N.A. to act as the depositary in connection with the Offer. The Information Agent may contact holders of Class B Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

      We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Class B Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.     Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Class B Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Class B Shares in such jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer— Section 9” of this Offer to Purchase.

July 8, 2003	MEI INVESTMENT CORP.

Schedule I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, THE PURCHASER

AND CERTAIN AFFILIATES

Parent

      The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and officer is care of Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, Michigan 48309. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. None of the directors and officers of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Position(s) with Parent

Scott D. Rued	Chairman and Director
Lawrence A. Denton	President, Chief Executive Officer and Director
Karl F. Storrie	Vice Chairman and Director
David R. Bovee	Vice President, Chief Financial Officer and Assistant Secretary
John J. Knappenberger	Vice President
Theresa L. Skotak	Vice President
Milton D. Kniss	Vice President and President - Control Systems Division
Robert A. Pickering	Vice President and President - Atwood Mobile Products Division
Jurgen von Heyden	Vice President and President - Body & Glass Division
Robert E. Brooker, Jr.	Director
Jack K. Edwards	Director
James O. Futterknecht, Jr.	Director
S.A. (Tony) Johnson	Director
J. Richard Jones	Director
Ralph R. Witney, Jr.	Director

      Scott D. Rued has served as Chairman and Director of Dura since April 2002. From November 1990 until April 2002, Mr. Rued served as Vice President. Mr. Rued, a stockholder of J2R, has also served as President and Chief Executive Officer of Hidden Creek Industries (“HCI”) since May 2001. From January 1994 through April 2001, Mr. Rued served as Executive Vice President and Chief Financial Officer of HCI and from June 1989 through 1993 he served as Vice President–Finance and Corporate Development. Mr. Rued has served as Vice President–Corporate Development and a director of Tower Automotive, Inc., a leading designer and producer of automotive structural components and assemblies, since April 1993. Mr. Rued has served as a director of J.L. French Automotive Castings, Inc. since April 2001. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc. from April 1990 to 1995.

      Lawrence A. Denton joined Dura as President and Chief Executive Officer in January 2003. From 1996 until 2002, Mr. Denton was President of Dow Automotive, a $1 billion business unit of The Dow Chemical Company. Prior to that, he spent 24 years with Ford Motor Company, where he held a variety of senior management positions with increasing responsibility in manufacturing, quality, sales and marketing, engineering and purchasing. Mr. Denton serves as Chairman of the Board of the Original Equipment Suppliers Association, and is also a board member of the Motor & Equipment Manufacturer’s Association, Kettering University and Autotemp Company.

      Karl F. Storrie has served as Vice Chairman and Director of Dura since January 2003. From March 1991 until January 2003, Mr. Storrie served as President, Chief Executive Officer and Director. Prior to joining Dura and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

      David R. Bovee has served as Vice President and Chief Financial Officer of Dura since January 2001 and from November 1990 to May 1997. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development. Mr. Bovee also serves as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990.

      John J. Knappenberger has served as Vice President of Quality and Material of Dura since December 1995. Mr. Knappenberger assumed responsibility for sales and marketing in June 1997 and information technology in March 1999. Prior to joining Dura, Mr. Knappenberger was Director of Quality for Carrier Corporation’s North American Operations, manufacturers of heating and air conditioning systems, from February 1992. From 1985 to 1991, Mr. Knappenberger was employed by TRW Inc., a supplier of components to the automotive industry, beginning as Director of Quality in 1985 for the Steering and Suspension Division and becoming Vice President— Quality for the Automotive Sector in 1990.

      Theresa L. Skotak has served as Vice President of Human Resources since May 2002. Prior to that, Mrs. Skotak served as Director of Corporate Human Resources since March 1999. From April 1997 until March 1999, Mrs. Skotak served as Director of Human Resources for Excel.

      Milton D. Kniss has served as Vice President of Operations of Dura since January 1994 and President of the Control Systems Division since October 2000. From April 1991 until January 1994, Mr. Kniss served as Director of Michigan Operations for Dura. Mr. Kniss joined the predecessor in 1981 as a Divisional Purchasing Manager, served as Plant Manger of East Jordan, Michigan from 1982 until 1986, and Plant Manager of Gordonsville, Tennessee until 1991.

      Robert A. Pickering served as Vice President of Dura since March 1999 and President of the Atwood Mobile Products Division since January 2000. From December 1996 to March 1999, Mr. Pickering was Vice President of Excel. From 1989 to 1996, Mr. Pickering was employed by Atwood Industries, serving as Vice President of manufacturing of Atwood Automotive Division from 1989 to 1991 and President of Atwood Mobile Products from 1991 to 1996. Prior to joining Atwood Industries, Mr. Pickering’s employment included seven years with Tech Form Industries, an automotive OEM supplier, six years with Volkswagen of America, and ten years with the Chevrolet Division of General Motors.

      Jurgen von Heyden has served as Vice President of Dura and President of the Body & Glass Division since February 2000. Mr. von Heyden served as Managing Director of Dura Body & Glass Systems GmbH in Plettenberg, Germany from March 1999 to February 2000. Prior to the acquisition of Excel, Mr. von Heyden served as the Managing Director/ CEO of Excel’s European Body & Glass division since 1997. Before joining Excel, he was the Managing Director of Happich, later becoming Becker-Group. Mr. von Heyden has been in the automotive supplier industry since 1984 with professional training of Diplom-Ingenieur and Diplom-Wirtschaftsingenieur.

      Robert E. Brooker, Jr. has served as a Director of Dura since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation.

      Jack K. Edwards, has served as a Director of Dura since December 1996. Mr. Edwards joined Cummins Engine Co, Inc. (“Cummins”) in 1972 and has served as Executive Vice President and Group President–Power Generation and International of Cummins since March 1996. Mr. Edwards retired from Cummins in 2003. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.

      James O. Futterknecht, Jr., has served as a Director of Dura since May 1999. Mr. Futterknecht joined Excel Industries, Inc. (“Excel”) in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as an Excel director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer and served those offices until Dura acquired Excel in March 1999. Mr. Futterknecht is currently Senior Principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York private equity firm.

      S.A. (Tony) Johnson, has served as a Director of Dura since November 1990 and as its Chairman from November 1990 to April 2002. Mr. Johnson is the founder of Hidden Creek and the President of J2R. Prior to forming Hidden Creek, Mr. Johnson served form 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Mr. Johnson served as Chairman and a director of Automotive Industries, Inc. from April 1990 until its sale to Lear Corporation in August 1995. Mr. Johnson has served as Chairman and director of Tower since April 1993 and as a director of J.L. French since April 1999. Mr. Johnson served as Chairman of J.L. French from April 1999 to March 2003.

      J. Richard Jones, has served as a Director of Dura since May 1998. Prior to the acquisition of Trident Automotive plc (“Trident”) in April 1998, Mr. Jones served as Group President and Chief Executive Officer of Trident’s predecessor from June 1992 until December 1997 and as Chairman, Chief Executive Officer and Director of Trident from December 1997 until April 1998.

      Ralph R. Whitney, Jr., has served as a Director of Dura since May 1999. Mr. Whitney was a director of Excel from 1983 to March 1999 and was Chairman of the Board of Excel from 1983 to 1985. Mr. Whitney is currently the Chairman of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York private equity firm, and has been a principal since 1971. Mr. Whitney is also a director of Relma Communications, Inc., First Technology plc., IFR Systems, Inc. and Baldwin Technologies, Inc.

Purchaser

      The name of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is care of Dura Automotive Systems, Inc, 2791 Research Drive, Rochester Hills, Michigan 48309. The current principal occupation or employment and material occupations, positions, offices or employment for the past five years for each such director and executive officer has been previously set forth with respect to Parent. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Position(s) with Purchaser

Lawrence A. Denton	Chief Executive Officer and Director
David R. Bovee	Chief Financial Officer, Secretary and Director

ONEX DHC LLC, Onex Corporation and Certain Affiliates

      Parent has two outstanding classes of common stock, Class A Common Stock and Class B Common Stock. Parent’s Class A Common Stock is publicly traded on the Nasdaq National Market and entitled to one vote per share. Parent’s Class B Common Stock is not publicly traded and is entitled to ten votes per share. Under Parent’s certificate of incorporation, the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to stockholders for a vote. Approximately 80% of Parent’s Class B Common Stock is owned of record by ONEX DHC LLC (“DHC”), which is an indirect, wholly owned subsidiary of Onex Corporation (“Onex”), which is a publicly traded corporation on the Toronto Stock Exchange. Mr. Gerald W. Schwartz, through his indirect ownership of Multiple Voting Shares, has the power to elect sixty percent of the members of Onex’s Board of Directors. Onex currently has voting control of approximately 55% of Parent’s common stock.

      The name, current principal occupation or employment and material occupations, positions, offices or employment over the past five years of each director and executive officer of DHC and Onex are set forth below. The business address for each director and officer is care of Onex Corporation, 161 Bay Street, P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Onex. None of the directors and officers of DHC or Onex listed below has, during the last five years, (i) been considered in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, U.S. federal or state securities laws, or finding of any violations of U.S. federal or state securities laws. All of the directors and officers listed below for Onex and DHC are citizens of Canada, other than Mr. Gales who is a citizen of the British West Indies, Mr. Heersink who is also a citizen of The Netherlands, and Mr. Kelly and Mr. West who are citizens of the United States.

Directors of Onex

Name and Position and/or	Present Principal Occupation	Period during which
Office with Onex	or Employment	served as a Director

Gerald W. Schwartz	Chairman of the Board, President, Chief	Since March, 1987
Toronto, Ontario Chairman of the Board, President, Chief Executive Officer and Director	Executive Officer and Director of Onex
Daniel C. Casey	Chairman of the Board and Chief Executive	Since March, 1987
Toronto, Ontario Director	Officer, Creson Corporation (investment holding company), a founding shareholder of Onex Corporation.

Donald H. Gales	Corporate Director and former Chairman of	Since March, 1987
Grand Cayman Island, British West Indies Director	the Board, Beacon Capital Corporation (diversified investment company). Mr. Gales is also a founding shareholder of Onex Corporation.

Serge Gouin	Vice-Chairman, Salomon Smith Barney	Since August, 1991
Outremont, Quebec Director	Canada Inc. (investment banking firm) and currently a director of other corporations.

Brian M. King	Corporate Director and former Chairman	Since March, 1987
Kenora, Ontario Director	and Chief Executive Officer of Connaught BioSciences, Inc. (health care company). He is also a former Senior Vice President of Canada Development Corporation, a founding shareholder of Onex Corporation, and presently a director of other public and private corporations.

Name and Position and/or	Present Principal Occupation	Period during which
Office with Onex	or Employment	served as a Director

J. William E. Mingo, Q.C. Halifax, Nova Scotia Director	Partner, Stewart McKelvey Stirling Scales (barristers & solicitors), and a former director of Royal Bank of Canada, Sun Life Assurance Co. of Canada and Canada Development Corporation, all of which were founding shareholders of Onex Corporation. He is also a former director of the Bank of Canada and is presently a director of other public and private corporations.	Since March, 1987

J. Robert S. Prichard, O.C. Toronto, Ontario Director	President and Chief Executive Officer, Torstar Corporation. He is also a director of Four Seasons Hotels, Bank of Montreal and George Weston Ltd.	Since May, 1994

Heather M. Reisman Toronto, Ontario Director	President and Chief Executive Officer, Indigo Books & Music Inc. (book retailer). She is also a director of Rogers Cable Inc. and Williams-Sonoma, Inc.	Since May, 2003

R. Geoffrey P. Styles Toronto, Ontario Director	Corporate Director and former Vice Chairman of Royal Bank of Canada, a founding shareholder of Onex Corporation. He is also a director of private corporations.	Since March, 1987

Arni C. Thorsteinson, C.F.A. Winnipeg, Manitoba Director	President, Shelter Canadian Properties Limited (diversified real estate and investment company), a founding shareholder of Onex Corporation. He is also a director of Russel Metals Inc. and other corporations.	Since March, 1987

Executive Officers of Onex

Name	Position and/or Office with Onex

Gerald W. Schwartz	Chairman of the Board, President and Chief Executive Officer
Christopher A. Govan	Managing Director - Taxation
Ewout R. Heersink	Managing Director and Chief Financial Officer
Mark L. Hilson	Managing Director
Donald W. Lewtas	Managing Director of Finance
Anthony R. Melman	Managing Director
Seth M. Mersky	Managing Director
Andrew J. Shemer	Managing Director
Nigel S. Wright	Managing Director
John S. Elder, Q.C	Secretary

Directors and Executive Officers of DHC

Name and Business
Address	Present Principal Occupation or Employment

Donald F. West	Representative of DHC
421 Leader Street
Marion, Ohio 43302
John D. Kelly	Representative of DHC and former Vice President of Trans-Resources, Inc.
421 Leader Street
Marion, Ohio 43302
Ewout R. Heersink	Managing Director and Chief Financial Officer of Onex
421 Leader Street
Marion, Ohio 43302

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Class B Shares and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary for the Offer is:

WACHOVIA BANK, N.A.

By Mail: Corporate Actions — NC 1153 1525 West W.T. Harris Blvd. — 3C3 Charlotte, North Carolina 28288-1153	By Overnight Courier: Corporate Actions — NC 1153 1525 West W.T. Harris Blvd. — 3C3 Charlotte, North Carolina 28262-1153	By Hand (Call for Appointment): Corporate Actions — NC 1153 1525 West W.T. Harris Blvd. — 3C3 Charlotte, North Carolina 28288-1153 (800) 829-8432

By Facsimile:

(For Eligible Institutions Only)
(704) 590-7628

Confirm Facsimile Transmission:

(By Telephone Only)
(800) 829-8432

      If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
(800) 322-2885 (Toll Free)

E-MAIL: proxy@mackenziepartners.com